Exhibit 4.3

SLM CORPORATION

OFFICERS’ CERTIFICATE

This certificate is furnished to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank, in its capacity as trustee (the “Trustee”), pursuant to Section 2.02(c) of the Indenture, dated as of October 1, 2000, as amended or supplemented (the “Indenture”), between SLM Corporation, formerly known as USA Education, Inc. (the “Company”), and the Trustee.

By resolution dated May 10, 2001, the Board of Directors of the Company authorized the Company to develop a medium term note program or programs and to issue and sell medium term notes and authorized certain officers or any one of their designees to take or cause to be taken actions under such resolution.  By officers’ certificate dated October 31, 2001, the Company established, pursuant to Section 2.02 of the Indenture, the terms of securities designated as Medium Term Notes, Series A (the “Medium Term Notes”), of the Company with an aggregate initial public offering price of up to $3,000,000,000. By officers’ certificate dated August 20, 2002 and pursuant to Section 2.02 of the Indenture, the Company amended the terms of the Medium Term Notes to increase the aggregate initial public offering price of the Medium Term Notes by $102,000,000.  By officers’ certificate dated September 13, 2002 and pursuant to Section 2.02 of the Indenture, the Company amended the terms of the Medium Term Notes to increase the aggregate initial public offering price of the Medium Term Notes by an amount not to exceed $10,000,000,000, for an aggregate total of $13,000,000,000.  By officers’ certificate dated August 6, 2003 and pursuant to Section 2.02 of the Indenture, the Company amended the terms of the Medium Term Notes to increase the aggregate initial public offering price of the Medium Term Notes by an amount not to exceed $20,000,000,000, for an aggregate total of $33,000,000,000, plus any increases from time to time under Rule 462(b) under the General Rules and Regulations under the Securities Act of 1933, as amended.

The undersigned, William M. E. Rachal, Jr., Senior Vice President, Finance, Sallie Mae, Inc., authorized agent for the Company, and Mary F. Eure, Vice President and Corporate Secretary of the Company, hereby make this certificate in order to set forth the terms of $100,000,000 aggregate principal amount of the Company’s Consumer Price Index-Linked Medium Term Notes, due March 15, 2017, to be issued on March 28, 2005 (the “Notes”).

A.            The resolution of the Board of Directors of the Company authorizing the issuance from time to time of the Company’s Medium Term Notes is attached as Exhibit A to this certificate.

B.            The terms of the Notes, including the principal amount, maturity date, and method for calculating and paying interest, are as set forth on the pricing supplement attached as Exhibit B to this certificate.

C.            The Notes shall be evidenced by the Medium Term Note, Series A, Master Note previously delivered to the Trustee, a copy of which is attached as Exhibit C to this certificate.

D.            Each of the undersigned (i) has read Section 2.02 and other relevant provisions of the Indenture, (ii) has examined documents and made inquiries of officers of the Company or its affiliates in order to ascertain compliance with Section 2.02 of the Indenture, (iii) is of the opinion that the signing officer has made such examination and investigation as the signing officer deems necessary to enable such officer to express an informed opinion as to whether the conditions of Section 2.02 of the Indenture have been complied with, and (iv) is of the opinion that the requirements of Section 2.02 of the Indenture have been complied with.

IN WITNESS WHEREOF, we have executed this certificate as of March 16, 2005.

/s/ William M. E. Rachal, Jr.	/s/ Mary F. Eure
William M. E. Rachal, Jr.	Mary F. Eure
Senior Vice President, Finance	Vice President and Corporate Secretary
Sallie Mae, Inc.,	SLM Corporation
Authorized Agent for SLM Corporation

Exhibit A

USA Education, Inc.

Meeting of the Board of Directors

May 10, 2001

5/01-2/1-2

RESOLUTIONS

(Pertaining to the Creation and Authorization of a Medium Term Note

Program or Programs)

WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to develop alternative financing sources for origination and purchases of education-related and other loans by its subsidiaries (other than the Student Loan Marketing Association), repurchases of stock and other permitted general corporate purposes;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby directed to explore and develop a medium term note program or programs;

FURTHER RESOLVED, that the Corporation and its subsidiaries (other than the Student Loan Marketing Association) shall be authorized in connection with such medium term note program or programs: (1) to issue and sell medium term notes, including but not limited any debt (which may or may not be designated as a medium term note) issued under a registration statement or debt exempt from registration requirements, (2) to establish and borrow under credit, letter of credit or other liquidity facilities or other credit enhancement, (3) to use the proceeds of such medium term note issuances to repurchase the Corporation’s common shares, originate and purchase education-related and other loans, notes or other assets through subsidiaries (other than the Student Loan Marketing Association), to make loans or advances to the Corporation’s subsidiaries, or for other permitted general corporate purposes, (4) to sell, transfer, pledge or otherwise encumber any and all of such student loans, notes or other assets, (5) to execute and deliver all instruments and agreements that may be necessary, appropriate or desirable (including, without limitation, global securities definitive form certificates representing the medium term notes, other forms of notes or evidences of debt, distribution agreements, terms agreements, indentures, credit enhancement or liquidity facility agreements and any other agreements with administrative or distribution agents, ratings agencies, placement agents, underwriters, trustees or other agents), (6) to file one or more registration statements on Form S-3 and any pre- or post- effective amendment thereto with the Securities and Exchange Commission with regard to the securities described herein, and (7) to take all other actions and to do all other things necessary, appropriate or desirable in connection with and to accomplish the foregoing;

FURTHER RESOLVED, that in furtherance of the development and establishment of such a program or programs, the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer or any one of their respective designees (collectively, the “Authorized Officer”) are authorized to take or cause to be taken any and all such actions as such officer or officers may deem necessary or desirable to carry out the purpose and intent of the forgoing resolutions, and any and all actions heretofore taken by any one or more of such Authorized Officers in connection with the transactions contemplated herein are hereby ratified, approved and confirmed.

Exhibit B

Pricing Supplement No. 57 dated March 16, 2005	Filed under Rule 424(b)(3)
(to Prospectus dated August 6, 2003	File No. 333-107132
and Prospectus Supplement dated August 6, 2003)

SLM Corporation

Medium Term Notes, Series A

CPI-Linked Notes due 2017

Principal Amount: $100,000,000.00	Floating Rate Notes: ☒	Fixed Rate Notes: ☐	Other: ☐
Original Issue Date: March 28, 2005	Closing Date: March 28, 2005		CUSIP Number: 78442P 40 3
Maturity Date: March 15, 2017	Option to Extend Maturity:	☒ No	Specified Currency: U.S. Dollars

Interest Rate Applicable to the Notes:

The Interest Rate for the Interest Period beginning March 28, 2005 will be 5.256%.  Beginning April 15, 2005, the interest rate on the Notes will be adjusted monthly and will be linked to changes in the Consumer Price Index.  The interest rate for the Notes for each month thereafter will be a rate determined as of the applicable Interest Determination Date pursuant to the following formula:

[(CPIt – CPIt-12) / CPIt-12] + Spread

Where:

CPIt = Current Index Level of CPI (as defined below), as reported on Bloomberg CPURNSA;

CPIt-12 = Index Level of CPI 12 months prior to CPIt;; and

Spread =  2.00%.

In no case, however, will the interest rate for the Notes be less than the Minimum Interest Rate, which will be 0.00%.

We will apply to list the Notes on the New York Stock Exchange.  For additional information, see “Listing Information” on page 3 of this Pricing Supplement.

Investing in the Notes involves a number of risks.  Before you invest, you should read this entire Pricing Supplement and the attached prospectus and prospectus supplement.  In particular, you should read the “Risk Factors” beginning on page 6 of this Pricing Supplement and make certain that the Notes are a suitable investment for you.

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

Merrill Lynch & Co.	Morgan Stanley	Wachovia Securities

Joint Book-Running Managers

Southwest Securities

Co-Manager

March 16, 2005

Index Maturity:	Not Applicable.
Interest Payment Date(s):

April 15, 2005 and the 15th of each month thereafter during the term of the Notes.  If the 15th of a month is not a Business Day, we will pay the interest on the next Business Day.  No interest will accrue on that payment for the period from and after the original Interest Payment Date to the date we make the payment.

Interest Period(s):	Interest will accrue from the 15th of each month (or the Original Issue Date, in the case of the first Interest Period) to but excluding the 15th of the following month.
Interest Rate Reset Period:	Monthly, beginning April 15, 2005.
Spread:	2.00%.
Minimum Interest Rate:	0.00%.
Maximum Interest Rate:	Not Applicable.
Reset Date(s):	The 15th of each month during the term of the Notes, beginning April 15, 2005, with no adjustment.
Interest Determination Date(s):	Each Reset Date.
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Day Count Convention:	Actual/Actual.

Form:	DTC Book-entry.

Denominations:	$25 and integral multiples thereof.

CUSIP Number:	78442P 40 3.

ISIN Number:	US78442P4037.

Issue Price:	100.0%.

Agents’ Discount:	2.50%.

Net Proceeds:	$97,500,000.00.

Concession:	2.00%.

Reallowance:	N/A.

Calculation Agent:	SLM Corporation.

Trustee:	JPMorgan Chase Bank, N.A. , formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Underwriting:

We have agreed to sell to the agents named below (for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative), and each of the agents has severally agreed to purchase from us, the respective principal amount of the Notes set forth opposite its name below:

Agents	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$30,175,000.00
Morgan Stanley & Co. Incorporated	30,162,500.00
Wachovia Capital Markets, LLC	30,162,500.00
Southwest Securities, Inc.	5,000,000.00
Advest, Inc.	750,000.00
KeyBanc Capital Markets, a division of McDonald Investments, Inc.	750,000.00
Mesirow Financial, Inc.	750,000.00
Piper Jaffray & Co.	750,000.00
RBC Dain Rauscher Inc.	750,000.00
Charles Schwab & Co., Inc.	750,000.00

Total	$100,000,000.00

Listing Information:                                                               Prior to this offering, there has been no public market for the Notes.   We will apply to list the Notes on the New York Stock Exchange, which we refer to as the NYSE in this Pricing Supplement.  While we expect the Notes to be approved for listing on the NYSE, subject to official notice of issuance, we cannot assure you that the application will be granted.  If the listing is accepted, we expect trading of the Notes on that exchange to begin within 30 days of March 28, 2005.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has advised us that they intend to make a market in the Notes prior to the commencement of trading on the NYSE.  However, Merrill Lynch, Pierce, Fenner & Smith Incorporated will have no obligation to make a market in the Notes and may cease market making activities, if commenced, at any time.

Trading Characteristics:                                         The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest. Therefore, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of that Note.

The trading price of the Notes is likely to be sensitive to the level of interest rates generally.  If interest rates rise in general, the trading price of the Notes may decline to reflect the additional yield requirements of the purchasers.  Conversely, a decline in interest rates may increase the trading price of the Notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the agents, has participated in arranging a swap transaction in connection with the Notes and has reimbursed the swap counterparty, on behalf of the Company, for certain expenses related thereto.

HOW IS THE INTEREST RATE CALCULATED FOR THE NOTES?

Beginning on April 15, 2005, the interest rate on the Notes will be adjusted monthly and will be linked to changes in the CPI (as defined below).  For each such Interest Period, the interest rate will be the rate determined as of the applicable Interest Determination Date pursuant to the following formula:

[(CPIt – CPIt-12) / CPIt-12]  + Spread

Where:

CPIt = Current Index Level of CPI, as reported on Bloomberg CPURNSA;

CPIt-12 = Index Level of CPI 12 months prior to CPIt; and

Spread =  2.00%.

In no case, however, will the interest rate for the Notes be less than the Minimum Interest Rate, which is 0.00%.

CPIt for any Reset Date is the CPI for the third calendar month prior to that Reset Date as published and reported in the second calendar month prior to that Reset Date or as otherwise determined as described in this Pricing Supplement.  For example, for the Interest Period from and including April 15, 2005 to and including May 14, 2005, CPIt will be the CPI for January 2005 and CPIt-12 will be the CPI for January 2004.  The CPI for January 2005 was published by BLS (as defined below) and reported on Bloomberg CPURNSA in February 2005 and the CPI for January 2004 was published and reported in February 2004.

All values used in the interest rate formula for the Notes will be rounded to the nearest fifth decimal place (one-one hundred thousandth of a percentage point), rounding upwards if the sixth decimal place is five or greater (e.g., 9.876555% (or .09876555) would be rounded up to 9.87656% (or .0987656) and 9.876554% (or .09876554) would be rounded down to 9.87655% (or .0987655)).  All percentages resulting from any calculation of the interest rate will be rounded to the nearest third decimal place (one thousandth of a percentage point), rounding upwards if the fourth decimal place is five or greater (e.g., 9.8765% (or ..098765) would be rounded up to 9.877% (or .09877) and 9.8764% (or .098764) would be rounded down to 9.876% (or .09876)).  All dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

WHO PUBLISHES THE CONSUMER PRICE INDEX AND WHAT DOES IT MEASURE?

The Consumer Price Index, for purposes of the Notes, is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “CPI”), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) and reported on Bloomberg CPURNSA or any successor service.  The BLS makes almost all Consumer Price Index data publicly available.  This information may be accessed electronically on the BLS home page on the internet at http://www.bls.gov/cpi/. The CPI for a particular month is published during the following month.

According to publicly available information provided by the BLS, the CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists.  User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included.  Income taxes and investment items such as stocks, bonds and life insurance are not included.  In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States.

The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer spending patterns.  The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0.  The base reference period for the Notes is the 1982-1984 average.

HOW HAS THE CONSUMER PRICE INDEXED PERFORMED HISTORICALLY?

The following table sets forth the value of the CPI from January 1998 to January 2005, as published by the BLS and reported on Bloomberg CPURNSA:

MONTH	2005	2004	2003	2002	2001	2000	1999	1998
January	190.7	185.2	181.7	177.1	175.1	168.8	164.3	161.6
February		186.2	183.1	177.8	175.8	169.8	164.5	161.9
March		187.4	184.2	178.8	176.2	171.2	165.0	162.2
April		188.0	183.8	179.8	176.9	171.3	166.2	162.5
May		189.1	183.5	179.8	177.7	171.5	166.2	162.8
June		189.7	183.7	179.9	178.0	172.4	166.2	163.0
July		189.4	183.9	180.1	177.5	172.8	166.7	163.2
August		189.5	184.6	180.7	177.5	172.8	167.1	163.4
September		189.9	185.2	181.0	178.3	173.7	167.9	163.6
October		190.9	185.0	181.3	177.7	174.0	168.2	164.0
November		191.0	184.5	181.3	177.4	174.1	168.3	164.0
December		190.3	184.3	180.9	176.7	174.0	168.3	163.9

This historical data is presented for information purposes only.  Movements in the CPI that have occurred in the past are not necessarily indicative of changes that may occur in the future.  Actual changes in the CPI may be less than or greater than those that have occurred in the past.

WHAT IF THE CONSUMER PRICE INDEX IS NOT REPORTED OR IS REVISED, REBASED OR DISCONTINUED?

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Determination Date, but has otherwise been published by the BLS, SLM Corporation, in its capacity as the calculation agent, will determine the CPI as published by the BLS for such month using a source it deems appropriate.

In determining the final CPI reference value used to determine the interest rate on each applicable Interest Determination Date, the Calculation Agent will use the most recently available value of the CPI for the relevant month, even if such value has been adjusted from a prior reported value for that month.  In contrast, the initial CPI reference value for each Interest Determination Date will always be the final CPI reference value for the preceding Interest Determination Date, even if such value has been adjusted since that preceding Interest Determination Date.  For the first Interest Determination Date in April 2005, the initial CPI reference value will be 190.7, the CPI level for January 2005.  If the CPI level for January 2005 is adjusted after the date of this Pricing Supplement, the interest rate determined on the first Interest Determination Date will not be revised, and in the case of a subsequent downward adjustment in the CPI for January 2005, you will not receive any additional interest on the first Interest Payment Date or any other Interest Payment Date.

The BLS occasionally rebases the CPI.  The CPI was last rebased in January 1988.  The current standard reference base period is 1982-1984 = 100.  Prior to the release of the CPI for January 1988, the standard reference base was 1967 = 100.  If the BLS changes the base reference period of the CPI during the time the notes are outstanding, the Calculation Agent will continue to calculate the increase or decrease in the CPI using the existing base year of 1982-1984 as long as the old CPI is still published.  The conversion to the new reference base does not affect the measurement of the percentage change in a given index series from one point in time to another, except for rounding differences.  Thus rebasing might affect the published “headline” number often quoted by the financial press , however, the inflation calculation for the Notes should not be adversely affected by any such rebasing because changes in the old-based CPI can be calculated by using the percentage changes of the new rebased CPI.

If the old-based CPI is not published, the Calculation Agent will calculate inflation using the new based CPI.  However, as stated above, the conversion to a new reference base does not affect the measurement of the percentage changes in a given index series from one time period to another, except for rounding differences.

If, while the Notes are outstanding, the CPI is discontinued or, if in the opinion of the BLS, as evidenced by a public release, the CPI is substantially altered, the Calculation Agent will determine the interest rate on the Notes by reference to a substitute index.  The Calculation Agent will determine the substitute index, in its sole discretion, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the CPI or is another methodology which is in accordance with general market practice at the time.  In doing this, the Calculation Agent may (but is not required to) determine the substitute index by selecting any substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries, as described at 62 Federal Register 846-874 (January 6, 1997).

RISK FACTORS

The Notes are subject to special considerations.  An investment in securities indexed to the consumer price index entails significant risks that are not associated with similar investments in conventional floating rate or fixed-rate debt securities.  Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in consumer price indexed-linked notes and the suitability of the Notes in light of their particular circumstances.

THE INTEREST RATE ON THE NOTES MAY, IN SOME CASES, BE ZERO.

Interest payable on the Notes is linked to changes in the level of the CPI during twelve-month measurement periods.

If the CPI does not increase or decreases during a measurement period, which is likely to occur when there is little or no inflation or when there is deflation, owners of the Notes will receive interest payments for that interest period equal to the minimum interest rate, which is 0.00%.

THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR FIXED OR FLOATING RATE DEBT SECURITIES.

The interest rate on the Notes, including the minimum interest rate, may be below what we would currently pay if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the Notes.  Any interest payable in excess of the minimum interest rate on the Notes will be based upon the difference in the level of the CPI determined as of the measurement dates specified in the formula listed above, plus the Spread.

THE HISTORICAL LEVELS OF THE CPI ARE NOT AN INDICATION OF THE FUTURE LEVELS OF THE CPI AND THOSE LEVELS MAY CHANGE SUBSTANTIALLY.

Holders of the Notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant.  Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the Notes.  In the past, the CPI has experienced periods of volatility, sometimes even on a monthly basis.  This volatility may occur in the future.  Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

THE INTEREST RATE IS BASED UPON THE CPI. THE CPI ITSELF AND THE WAY THE BLS CALCULATES THE CPI MAY CHANGE IN THE FUTURE OR THE CPI MAY NO LONGER BE PUBLISHED.

There can be no assurance that the BLS will not change the method by which it calculates the CPI.  In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payments with respect to the Notes.  Accordingly, the amount of interest, if any, payable on the Notes, and therefore the value of the Notes, may be significantly reduced.  If the CPI is substantially altered (as determined in the sole discretion of the Calculation Agent), a substitute index will be employed to calculate the interest payable on the Notes.

ADDITIONAL UNITED STATES FEDERAL

INCOME TAX CONSIDERATIONS

Set forth below is a summary of some U.S. federal income tax considerations relevant to the beneficial owner of the Notes that is a U.S. holder (as defined in the accompanying Prospectus Supplement). This summary does not address investors that may be subject to special tax rules or investors that hold the Notes as part of an integrated investment. This summary supplements the discussion contained in the accompanying Prospectus Supplement under the heading “United States Federal Taxation.”

We intend to treat the Notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming the Notes are so treated, under the Treasury regulations governing variable rate debt instruments that bear interest that is unconditionally payable at least annually at a single objective rate, payments of interest on the Notes will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or received, in accordance with the U.S. holder’s method of tax accounting. In the case of a U.S. holder that uses the accrual method of tax accounting, the amount of interest accrued during an accrual period will be determined by assuming that the Notes bear interest at a fixed interest rate that reflects the yield that is reasonably expected for the Notes, and the interest allocable to the accrual period will be adjusted to reflect the interest actually paid during the accrual period. A U.S. holder may submit a written request to the address set forth under “Where You Can Find More Information” in the accompanying Prospectus Supplement to obtain the “reasonably expected” rate for the Notes. Assuming the Notes are treated as variable rate debt instruments, upon the disposition of a Note by sale, exchange, redemption, or repayment of principal at maturity, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest) and the U.S. holder’s adjusted tax basis in the Notes. Prospective investors should consult the discussion under the heading “United States Federal Taxation – Tax Consequences to U.S. Holders – Variable Rate Notes” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Sale, Exchange or Retirement of the Notes” in the accompanying Prospectus Supplement.

Alternatively, it is possible that the Notes could be treated as “contingent payment debt instruments” (“CPDI”) for U.S. federal income tax purposes. Under the CPDI rules, a U.S. holder would be required, among other matters, to include in income each year an accrual of interest at a “comparable yield” (determined at the time of issuance of the Notes) for a comparable non-contingent note issued by us. To the extent the comparable yield were to exceed the interest actually paid on a Note in any taxable year, a U.S. holder could recognize ordinary interest income for that taxable year in excess of the cash actually paid on the Note during that taxable year and such excess could increase the U.S. holder’s tax basis in the Note. In addition, any gain realized by a U.S. holder on the sale or other taxable disposition of a Note (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as capital gain.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN THE NOTES.  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH AN INVESTMENT IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

SLM Corporation

Exhibit C

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15 OF THE INDENTURE, THIS MASTER NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

USA EDUCATION, INC.

MEDIUM TERM NOTE, SERIES A

MASTER NOTE

(Date of Issuance)

USA EDUCATION, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns: (i) on each principal payment date, including each amortization date, redemption date, repayment date, maturity date and extended maturity date, as applicable, of each obligation identified on the records of the Issuer (which records are maintained by The Chase Manhattan Bank, in its capacity as paying agent (the “Paying Agent”)), the principal amount then due and payable for each such obligation, and (ii) on each interest payment date, if any, the interest then due and payable, on the principal amount for each such obligation. Payment shall be made by wire transfer of United States dollars to the registered owner, or in immediately available funds or the equivalent to a party authorized by the registered owner and in the currency other than United States dollars as provided for in each such obligation, by the Paying Agent without the necessity and surrender of this Master Note (the “Master Note”).

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS MASTER NOTE SET FORTH ON THE REVERSE HEREOF AND TO THE TERMS OF THE PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT(S), WHICH ARE INCORPORATED HEREIN BY REFERENCE.

This Master Note shall be governed by and construed in accordance with the laws of the State of New York. This Master Note is a valid and binding obligation of the Issuer.

Unless the certificate of authentication hereon has been executed by

The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	, 20

USA EDUCATION, INC.

By:

Name:
Title:

By:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

THE CHASE MANHATTAN BANK, as Trustee

By:
Authorized Signature

3

[Reverse of Note]

USA EDUCATION, INC.

MEDIUM TERM NOTES, SERIES A

MASTER NOTE

This Master Note is one of a duly authorized issue of notes (the “Notes”) of the Company issued under the Indenture, dated as of October 1, 2000 (the “Base Indenture”), as amended or supplemented prior to the date hereof

(collectively, the “Indenture”), between the Company and The Chase Manhattan Bank, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights and limitations of rights thereunder of the Company, the Trustee and the Holders of the Notes (the “Holders”), and the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used and not otherwise defined in this Master Note have the meanings ascribed to them in the Indenture.

The Calculation Agent shall calculate the interest payable hereon in accordance with the Indenture and will confirm in writing such calculation to the Trustee and the Paying Agent (if other than the Trustee) immediately after each determination. All determinations made by the Trustee shall be, in the absence of manifest error, conclusive for all purposes and binding on the Company and Holders.

If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of all of the outstanding Notes, by notice to the Company and the Trustee, may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Master Note shall be conclusive and binding upon such Holder and upon future Holders of this Master Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Master Note.

Holders may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Master Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Master Note at the time, place, and rate, and

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in the coin or currency, herein prescribed.

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